                                                                  EXHIBIT 13(F)

                               PURCHASE AGREEMENT
                               ------------------

   Pacific Horizon Tax-Exempt Money Market Fund, Inc. (the "Fund"), a Maryland corporation, and The Dreyfus Corporation ("Dreyfus"), a New York corporation, hereby agree with each other as follows:

   1. The Fund hereby offers Dreyfus and Dreyfus hereby purchases 99,999 shares of Class A Common Stock (par value $.001 per share) of the Fund. Dreyfus hereby acknowledges receipt of one certificate representing 99,999 shares of the Fund's Class A Common Stock, and the Fund hereby acknowledges receipt from Dreyfus of funds in the amount of $99,999 in full payment for the shares purchased hereunder.

   2. Dreyfus represents and warrants to the Fund that the shares purchased hereunder are being acquired for investment purposes and not with a view to the distribution thereof and acknowledges that the certificates for the shares purchased hereunder will be legended to so reflect.

   3.  Dreyfus agrees that if any of the shares purchased hereunder or the one
(1) share of the Fund's Common Stock acquired by Pacific Horizon Tax-Exempt Funds, Inc. (collectively, "Initial Shares") are redeemed by any holder thereof prior to the end of the period over which the costs incurred by the Fund in connection with its organization, registration and the initial public offering of its shares are being amortized, Dreyfus will pay to the Fund an amount equal to the number resulting from multiplying the total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Initial Shares redeemed and the denominator of which is equal to the aggregate number of Initial Shares outstanding at the time of such redemption, to the extent that the Fund has not otherwise been paid such amount and for so long as it is the administrative position of the Staff of the Securities and Exchange Commission to require such reimbursement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of September, 1984.


(SEAL)


ATTEST:                 PACIFIC HORIZON TAX-EXEMPT
                          MONEY MARKET FUND, INC.


/s/ Steven F. Newman    BY:/s/ W. Bruce McConnel, III
--------------------       --------------------------
Steven F. Newman             W. Bruce McConnel, III
Assistant Secretary          Secretary


(SEAL)


ATTEST:                 THE DREYFUS CORPORATION


/s/ Christine Pavalos   BY:/s/ Daniel C. Maclean
---------------------      ---------------------
Christine Pavalos           Daniel C. Maclean
Assistant Secretary         Vice President and
                              General Counsel


                                     -2-